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                                                                       EXHIBIT 3

                                                                  EXECUTION COPY

                           FORWARD PURCHASE AGREEMENT

                                     Between

                        i-STT Investments (Bermuda) Ltd.

                                   As Seller,

                                       and

                     Credit Suisse First Boston Capital LLC

                                  As Purchaser

                                   Dated as of

                                November 9, 2005

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                           FORWARD PURCHASE AGREEMENT

            THIS AGREEMENT is made as of this November 9, 2005 among i-STT Investments (Bermuda) Ltd., an exempted company incorporated under the law of Bermuda ("Seller") and Credit Suisse First Boston Capital LLC, a limited liability company organized under the law of Delaware ("Purchaser").

            WHEREAS, Seller owns shares of Common Stock, $.001 par value (the "Common Stock") of Equinix, Inc., a Delaware corporation (including its successors) (the "Company");

            WHEREAS, Purchaser's affiliate Credit Suisse First Boston (USA), Inc. (the "SAILS Issuer") has publicly offered up to 4,300,000 SAILS (Shared Appreciation Income Linked Securities) (the "SAILS"), the terms of which contemplate delivery by the SAILS Issuer to the holders thereof of a number of shares of Common Stock (or cash in lieu thereof), on November 15, 2008 (as further defined herein, the "Exchange Date");

            WHEREAS, in exchange for certain consideration to be paid by Purchaser hereunder, Purchaser and Seller desire to provide for the future acquisition, sale and delivery to Purchaser of the aggregate number of shares of Common Stock contemplated to be delivered by the SAILS Issuer in respect of the SAILS on the Settlement Dates, at a price to be established under this Agreement;

            WHEREAS, Seller has agreed to enter into a Collateral Agreement (the "Collateral Agreement") to be dated as of the date hereof, among Purchaser, Seller and Credit Suisse First Boston LLC, as collateral agent (the "Collateral Agent"), to grant Purchaser a security interest in the shares of Common Stock specified therein and in certain other circumstances certain other collateral to secure the obligations of Seller hereunder;

            WHEREAS, the SAILS Issuer has agreed, pursuant to an agreement, dated as of the date hereof, consisting of a Part A, a Part B, an Underwriting Agreement -- Debt Terms attached thereto and the other exhibits and schedules attached thereto (the "Terms Agreement"), among the SAILS Issuer, Seller, the Company and Credit Suisse First Boston LLC, as representative of the several underwriters named therein (the "Underwriters"), to issue and sell the SAILS to the Underwriters.

            NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

                                   DEFINITIONS

            As used herein, the following words and phrases shall have the following meanings:

            "Acceleration Date" has the meaning provided in Article VII.

            "Acceleration Value" has the meaning provided in Section 7.1.

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            "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a partner in, or a trustee, settlor, beneficiary, member, manager, director or officer of, such Person and, with respect to any Person that is a natural person, further includes such Person's immediate family members, including his father, mother, spouse and children, the spouses of his children, his siblings and their spouses and children. For purposes of this definition, "control" (including the terms "controlled by" or "under common control with") means, as to any Person, the possession, direct or indirect, of the power to vote ten percent or more of the corporate or beneficial interests of such Person (or of the securities having ordinary voting power for the election of directors of such Person), or the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

            "Anti-Takeover Rights" has the meaning provided in Section 6.5.

            "Averaged Value" means, for any item of Reference Property as of any date: (i) if the item consists of cash, the amount of cash; (ii) if the item consists of a Transferable Exchangeable Security, its Current Value as of such date; and (iii) if the item consists of a Reference Security, the average of the Volume Weighted Average Price of the Reference Security on each of the 20 Trading Days immediately prior to, but not including, the second Trading Day preceding that date.

            "Bankruptcy Code" has the meaning provided in Section 8.7.

            "Business Day" means any day that is not a Saturday, a Sunday or a day on which the Exchange for the Common Stock (or for any other Reference Security), banking institutions or trust companies in the City of New York or banking institutions in the Republic of Singapore are authorized or obligated by law or executive order to close.

            "Calculation Agent" means Credit Suisse First Boston Capital LLC, acting in its capacity as such hereunder.

            "Cash Consideration Percentage" has the meaning specified in Section 7.2(a)(ii).

            "Cash Delivery Option" has the meaning provided in Section 1.3(d).

            "Cash Merger" has the meaning specified in Section 7.2(a)(ii).

            "Cash Merger Acceleration Date" has the meaning provided in Section 7.2(b).

            "Cash Settlement Notice Date" has the meaning provided in Section 1.3(d).

            "Closing Price" means, for any Reference Security on any date of determination, (i) the closing sale price of the Reference Security on the Exchange for that Reference Security at the close of regular session trading on that Exchange (without regard to extended trading hours on that Exchange, if any) on that date; (ii) if the Closing Price of the Reference Security

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cannot be determined in the manner specified above, the last reported sale price of the Reference Security on the Exchange for that Reference Security on that date (without regard to extended trading hours on that Exchange, if any); (iii) if the Closing Price for that Reference Security cannot be determined in the manner specified above, the last quoted bid price of the Reference Security in the over-the-counter market on that date as reported by Pink Sheets LLC; and
(iv) if the Closing Price of the Reference Security cannot be determined in the manner specified above, the average, as determined by the Calculation Agent, of the bid prices for the Reference Security obtained from as many recognized dealers of such Reference Security, but not exceeding three, as will make such bid prices available to the Calculation Agent.

            "Collateral" has the meaning provided in the Collateral Agreement.

            "Collateral Agent" has the meaning provided in the recitals of this Agreement.

            "Collateral Agreement" has the meaning provided in the recitals of this Agreement.

            "Collateral Event of Default" has the meaning provided in the Collateral Agreement.

            "Commission" means the Securities and Exchange Commission.

            "Common Stock" has the meaning provided in the recitals of this Agreement.

            "Company" has the meaning provided in the recitals of this Agreement.

            "Contract Property" has the meaning provided in Section 1.1(a).

            "Current Value" means, for any item of Reference Property as of any date of determination: (i) if the item consists of cash, the amount of cash;
(ii) if the item consists of a Transferable Exchangeable Security, the greater of zero and the amount obtained by subtracting (A) the exercise price of such Transferable Exchangeable Security from (B) the sum of (x) the Current Value of the Marketable Equity Securities that a holder of such Transferable Exchangeable Security is entitled to receive as a result of its conversion, exercise or exchange and (y) the amount of any cash such holder is entitled to receive as a result of such conversion, exercise or exchange; (iii) if the item consists of a Reference Security, the Closing Price of such Reference Security on the first Trading Day preceding that date; and (iv) if the item consists of property other than cash, Transferable Exchangeable Securities or Reference Securities, the fair market value of that property as of 10:00 A.M., New York City time, on the first Business Day preceding that date. The fair market value will be determined by a nationally recognized independent investment banking firm the Calculation Agent retains for this purpose.

            "Dilution Event" means an event in which the issuer of a Reference Security (i) subdivides or splits the outstanding units of such Reference Security into a greater number of units, (ii) combines the outstanding units of such Reference Security into a smaller number of units, or (iii) reclassifies (other than a reclassification pursuant to a Reorganization Event) all of the outstanding units of such Reference Security into units of another of such issuer's Marketable Equity Securities.

            "Distribution Event" means a distribution to all holders of Common Stock or any other Reference Security of evidences of indebtedness, shares of capital stock, securities, cash or

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other property (excluding any distribution that is a Dilution Event or a
Reorganization Event), the record date of which occurs (i) on or after the Payment Date, and (ii) prior to, but excluding, the first Trading Day preceding the Exchange Date.

            "Early Termination Event" has the meaning provided in Section 7.3.

            "Event of Default" has the meaning provided in Section 7.1.

            "Exchange" means, for any Reference Security, the principal national securities exchange or automated quotation system on which that Reference Security is listed or quoted at that time.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

            "Exchange Date" means November 15, 2008, subject to acceleration pursuant to the terms of this Agreement.

            "Exchange Rate" has the meaning provided in Section 1.1(b).

            "Exchangeable Securities" means any convertible, exercisable or exchangeable securities, including rights and warrants.

            "First Settlement Date" means the Exchange Date or, if the Exchange Date is not a Business Day, the first Business Day following the Exchange Date.

            "Forward Purchase Contract Characterization" has the meaning provided in Section 5.2(a).

            "Independent Dealers" has the meaning provided in Section 7.1.

            "Initial Price" has the meaning provided in Section 1.1(b).

            "Lien" means any lien, mortgage, security interest, pledge, charge or encumbrance of any kind.

            "Marketable Equity Securities" means shares of common equity securities listed on a U.S. national securities exchange or quoted on the Nasdaq National Market.

            "Merger" means any consolidation, amalgamation or merger of the Company with or into another entity that is consummated prior to the Exchange Date (other than (i) a consolidation, amalgamation or merger in which the Company is the continuing corporation and in which the Common Stock outstanding immediately prior to the consolidation, amalgamation or merger is not exchanged for cash, securities or other property of the Company or another corporation or
(ii) a Reorganization Event to which Section 6.2(b) applies).

            "Merger Consideration" has the meaning provided in Section 7.2(a).

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            "Non-Transferable Exchangeable Securities" means all Exchangeable
Securities other than Transferable Exchangeable Securities.

            "Parent" means i-STT Investments Pte. Ltd.

            "Payment Date" has the meaning provided in Section 1.3(a).

            "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture or other entity, or a government or any political subdivision or agency thereof.

            "Process Agent" has the meaning provided in Section 8.8.

            "Purchase Price" has the meaning provided in Section 1.2.

            "Purchaser" has the meaning provided in the introductory paragraph of this Agreement.

            "Reference Property" means any combination of Common Stock, securities, cash and/or other property that will be deliverable in the aggregate upon the exchange of the SAILS, and shall initially mean 4,300,000 shares of Common Stock, subject to change, adjustment or reduction pursuant to the terms of this Agreement. For the avoidance of doubt, the Reference Property deliverable on the Settlement Dates shall not include any cash delivered by Seller prior to the Exchange Date pursuant to Sections 6.4(a) and 7.2.

            "Reference Property Per SAILS" means the number or amount of each type of Reference Property relating to one SAILS, and shall initially mean one share of Common Stock, subject to change, adjustment or reduction pursuant to the terms of this Agreement. If the Reference Property includes securities, cash or other property other than Common Stock, each type of Reference Property shall be deemed for all purposes hereof allocated on a pro rata basis among the SAILS.

            "Reference Property Value Per SAILS" means, for any date, the aggregate Averaged Value of the Reference Property Per SAILS as of that date.

            "Reference Security" means any security that is part of the Reference Property (other than a Transferable Exchangeable Security).

            "Reorganization Event" means (a) any consolidation, merger or amalgamation of an issuer of Reference Securities with or into another entity (other than a consolidation, merger or amalgamation in which such issuer of Reference Securities is the continuing corporation and in which the Reference Securities outstanding immediately prior to the consolidation, merger or amalgamation are not exchanged for cash, securities or other property), (b) any sale, transfer, lease or conveyance to another entity of the property of an issuer of Reference Securities as an entirety or substantially as an entirety,
(c) (i) any statutory exchange of Reference Securities of an issuer with another corporation, or (ii) a public offer for Reference Securities that results in a transfer of, or an irrevocable commitment to transfer, 95% or more of the then-outstanding Reference Securities of an issuer (excluding those Reference Securities owned by the offeror) (in

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each case other than a reorganization event referred to in clause (a) above),
(d) any liquidation, dissolution, winding up, bankruptcy or insolvency of an issuer of Reference Securities, or (e) any event in which the issuer of a Reference Security reclassifies (other than a reclassification pursuant to a Reorganization Event under another clause of this definition) all of the outstanding units of such Reference Security into property other than another of such issuer's Marketable Equity Securities.

            "SAILS" has the meaning provided in the recitals of this Agreement.

            "SAILS Issuer" has the meaning provided in the recitals of this Agreement.

            "SAILS Base Amount" means 4,300,000.

            "Seller" has the meaning provided in the introductory paragraph of this Agreement.

            "Settlement Date" and "Settlement Dates" have the meaning provided in Section 1.3(b).

            "Terms Agreement" has the meaning provided in the recitals of this Agreement.

            "Threshold Appreciation Price" has the meaning provided in Section 1.1(b).

            "Trading Day" means, with respect to any Reference Security or Exchangeable Security, a day on which such Reference Security (A) is not suspended from trading on the Exchange for that Reference Security at the close of regular session trading on that Exchange (without regard to extended trading hours on that Exchange, if any) and (B) has traded at least once on that Exchange; provided that, in respect of any Exchangeable Security to which the preceding sentence does not apply, "Trading Day" means, as applicable, a day on which such Exchangeable Security may be exercised, exchanged or converted, or a day on which such exchangeable security may be traded in the principal market in which such exchangeable security is listed, quoted or traded at such time.

            "Transferable Exchangeable Securities" means Exchangeable Securities that (i) in the case of Exchangeable Securities that expire prior to the Exchange Date and require payment as a condition to their conversion, exercise or exchange, may, in accordance with their terms and applicable law, be liquidated for cash by the Collateral Agent as provided in Section 6.4(b)(i)(D) on commercially reasonable terms (as determined by the Collateral Agent in its reasonable discretion), or (ii) in cases where clause (i) does not apply, (A) may, in accordance with their terms and applicable law, be transferred by Seller to Purchaser and distributed by Purchaser to holders of the SAILS, either independently of or concurrently with any Reference Securities to be so transferred and distributed (as determined by the Calculation Agent in its reasonable discretion), and (B) may be delivered to the Collateral Agent in accordance with the terms of the Collateral Agreement and in respect of which, upon such delivery, the Purchaser will obtain a valid, first priority perfected security interest in, and a first lien upon, such Transferable Exchangeable Securities subject to no other Lien (as determined by the Collateral Agent in its reasonable discretion).

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            "Underwriters" has the meaning provided in the recitals of this
Agreement.

            "U.S. Government Securities" means direct obligations of the United States of America that mature on a date that is one year or less from the date such obligations are pledged hereunder, but in any event prior to the Exchange Date.

            "Volume Weighted Average Price" means, on any date of determination for any Reference Security, the Volume Weighted Average Price per share of such Reference Security on the Exchange for such Reference Security as reported on the Bloomberg terminal screen (or any successor or replacement terminal screen) upon input into such terminal screen of the key strokes assigned to such Reference Security; provided that, if the Bloomberg Financial Markets page does not report such information, such price that is the Closing Price of such Reference Security; and provided, further, that if the Volume Weighted Average Price of the Reference Security cannot be determined in the manner specified above, the market value of the Reference Security on that date as determined by a nationally recognized independent investment banking firm the Calculation Agent retains for this purpose.

                                    ARTICLE I

                                SALE AND PURCHASE

            1.1 Sale and Purchase.

            (a) Contract Property. Upon the terms and subject to the conditions of this Agreement, on the Exchange Date, a proportion of the Reference Property equal to the product of the Reference Property Per SAILS, the Exchange Rate and the SAILS Base Amount (in each case, as determined by the Calculation Agent in accordance with the terms of this Agreement as of the Exchange Date), allocated on a pro rata basis among the Common Stock, securities, cash and/or other property constituting the Reference Property (such proportion of the Reference Property, the "Contract Property"), shall be due for delivery by Seller to Purchaser.

            (b) Exchange Rate. The "Exchange Rate" shall be determined in accordance with the following formula, subject to adjustment as a result of certain events as provided in Article VI:

                  (i) if the Reference Property Value Per SAILS is greater than $42.06 (the "Threshold Appreciation Price"), 0.8474;

                  (ii) if the Reference Property Value Per SAILS is less than or equal to the Threshold Appreciation Price but is greater than $35.64 (the "Initial Price"), a fraction equal to the Initial Price divided by the Reference Property Value Per SAILS; and

                  (iii) if the Reference Property Value Per SAILS is less than or equal to the Initial Price, 1.

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            1.2 Purchase Price. The purchase price for the Contract Property
(the "Purchase Price") shall be $129,877,962.79.

            1.3 Payment for and Delivery of Contract Property.

            (a) Time of Delivery. Upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver to Seller the Purchase Price at 10:30AM (New York City time) on November 16, 2005 (the "Payment Date") at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, 155 Constitution Drive, Menlo Park, California 94205, or at such other place as shall be agreed upon by Purchaser and Seller, paid by wire transfer of Federal (immediately available same-day) funds to an account designated by Seller, against delivery by Seller to the Collateral Agent of the number of shares of Common Stock and/or cash, securities and other property necessary to comply with Seller's obligations under the Collateral Agreement.

            (b) Delivery of Contract Property.

                  (i) Seller agrees to deliver the Contract Property to Purchaser on the First Settlement Date and on the Business Day immediately following the First Settlement Date (such Business Day together with the First Settlement Date, the "Settlement Dates"), in the manner provided below. On the first Business Day preceding the First Settlement Date, the Calculation Agent shall notify Seller and the Collateral Agent of the type and amount of the Contract Property to be delivered pursuant hereto. On each Settlement Date, Seller shall deliver to Purchaser a proportion equal to one-half of the Contract Property, allocated on a pro rata basis among the Common Stock, securities, cash and/or other property constituting the Contract Property; provided, however, that on the First Settlement Date, Seller shall not deliver any fractional shares of any Reference Securities that would otherwise be required to be delivered pursuant hereto; provided, further, that on the second Settlement Date, Seller shall deliver to Purchaser, in addition to any other Contract Property required to be delivered on such Settlement Date, Reference Securities in a number equal to the fractional shares of such Reference Securities previously withheld pursuant to this Section 1.3(b)(i). Unless Seller elects the Cash Delivery Option as provided in Section 1.3(d), delivery shall be effected by: (A) delivery by the Collateral Agent to, or as directed by, Purchaser of the shares of Common Stock, other Marketable Equity Securities and/or Transferable Exchangeable Securities then included in the Contract Property and held by Collateral Agent as Collateral under the Collateral Agreement, as provided in Section 6(g) of the Collateral Agreement; and
      (B) delivery by the Collateral Agent to an account designated by Purchaser of any cash included in the Contract Property by wire transfer of Federal (immediately available same-day) funds. The Reference Securities shall be rounded down to the nearest whole number.

                  (ii) In the event that by the First Settlement Date any collateral pledged under the Collateral Agreement in substitution for cash, Common Stock or any other Marketable Equity Securities or Transferable Exchangeable Securities then included in the Contract Property has not been replaced by such number or amount of the applicable Reference Property required to be delivered hereunder, delivery shall be effected by delivery by the Collateral Agent to Purchaser of the market value of the

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      Contract Property required to be delivered hereunder, in the form of any shares of such Common Stock, Marketable Equity Securities or Transferable Exchangeable Securities then pledged by Seller, plus any cash then included in the Contract Property, plus cash generated from the liquidation of any U.S. Government Securities then pledged by Seller. In such event, Seller shall be deemed to have instructed the Collateral Agent to liquidate and turn into cash any U.S. Government Securities then pledged by Seller under the Collateral Agreement to the extent necessary to satisfy Seller's obligations hereunder.

                  (iii) On each Settlement Date, certificates representing Common Stock, Marketable Equity Securities or Transferable Exchangeable Securities that are part of the Contract Property to be delivered on such Settlement Date shall be registered in Purchaser's name or in the name of a depositary or a nominee of a depositary as requested by Purchaser, unless such Common Stock, Marketable Equity Securities or Transferable Exchangeable Securities are represented by one or more global certificates registered in the name of a depositary or a nominee of a depositary or are book entry securities, in which event Purchaser's interest in such securities shall be noted in a manner satisfactory to Purchaser and its counsel.

                  (iv) Seller's right to deliver (or cause to be delivered) to Purchaser hereunder Common Stock, Marketable Equity Securities and/or Transferable Exchangeable Securities shall be conditioned upon such Common Stock, Marketable Equity Securities and Transferable Exchangeable Securities to be so delivered being transferable (i) by Seller to Purchaser in accordance with the provisions hereof and in accordance with the terms of any agreement among shareholders applicable to such Common Stock, Marketable Equity Securities or Transferable Exchangeable Securities, and (ii) by Purchaser, following receipt from Seller, without any restrictions not generally applicable to all holders of such Common Stock, Marketable Equity Securities or Transferable Exchangeable Securities, as the case may be. If the conditions set forth in the preceding sentence shall not be satisfied with respect to any Common Stock, Marketable Equity Securities or Transferable Exchangeable Securities to be delivered by Seller, then, notwithstanding the provisions hereof, Seller shall exercise the Cash Delivery Option.

            (c) Beneficial Ownership. Notwithstanding anything to the contrary in this Agreement, in no event shall Purchaser be entitled to receive, or shall be deemed to receive, any shares of Common Stock, Marketable Equity Securities or Transferable Exchangeable Securities if, upon such receipt of such shares of Common Stock, Marketable Equity Securities or Transferable Exchangeable Securities by Purchaser, its direct or indirect "beneficial ownership" (within the meaning of Section 16 of the Exchange Act and the rules promulgated thereunder) would be equal to or greater than 9.9% of any class of any "equity security" (within the meaning of the Exchange Act) which is registered pursuant to Section 12 of the Exchange Act, provided that (i) Seller shall have no responsibility under this Section 1.3(c) for determining the number of shares of any class of any equity security beneficially owned by Purchaser, and (ii) if Seller complies with its obligations hereunder, Seller shall not be responsible if Purchaser obtains direct or indirect beneficial ownership in excess of 9.9% of any class of any equity security which is registered pursuant to Section 12 of the Exchange Act. If any delivery owed to Purchaser hereunder is not made, in whole or in part, as a result of this provision, Seller's obligation to

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make such delivery shall not be extinguished and Seller shall make such delivery as promptly as practicable after (but in no event later than one Business Day after) and to the extent that Purchaser gives notice to Seller that such delivery would not result in Purchaser directly or indirectly so beneficially owning in excess of 9.9% of any class of any equity security which is registered pursuant to Section 12 of the Exchange Act.

            (d) Cash Delivery Option. At its option and subject to the notice requirement in this Section 1(d), Seller may deliver to Purchaser, no later than 11:00AM (New York City time) on the First Settlement Date, in lieu of delivering the Contract Property, an amount in cash equal to the product of the Reference Property Value Per SAILS, the Exchange Rate and the SAILS Base Amount (in each case, determined by the Calculation Agent in accordance with the terms of this Agreement as of the Exchange Date, based on the composition of the Reference Property on the Exchange Date), paid by wire transfer to an account designated by Purchaser, in Federal (immediately available) same-day funds (the "Cash Delivery Option"). Seller may elect the Cash Delivery Option in respect of all, but not less than all, of the Contract Property, by written notice to Purchaser and the Collateral Agent no later than 30 Business Days prior to the Exchange Date (the "Cash Settlement Notice Date"). If Seller elects the Cash Delivery Option and so notifies Purchaser, Seller shall pledge to Purchaser and deliver to the Collateral Agent, no later than the second Business Day following the Cash Settlement Notice Date, additional Collateral consisting of cash in an amount equal to 20% of the product of (i) the Reference Property Value Per SAILS, determined by the Calculation Agent as of the Cash Settlement Notice Date, and (ii) the SAILS Base Amount. Seller shall make such pledge and delivery of additional Collateral in accordance with the terms of the Collateral Agreement. Seller represents and warrants to Purchaser that Seller and Parent have entered into a preliminary understanding pursuant to which, if Seller elects the Cash Delivery Option and Seller does not have sufficient cash to satisfy its payment obligation under Section 1.3(d) of this Agreement, Parent will provide cash to Seller in an amount at least sufficient to allow Seller to satisfy its payment obligation under Section 1.3(d) of this Agreement. Seller agrees that, if Seller elects the Cash Delivery Option, the terms of such preliminary understanding shall be finalized and memorialized prior to the Cash Settlement Notice Date.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller represents and warrants to Purchaser that each representation and warranty made by Seller or Parent in the Terms Agreement is true and correct on the date hereof.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            3.1. Purchaser represents and warrants to Seller that:

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            (a) each representation and warranty made by the SAILS Issuer in the
Terms Agreement is true and correct on the date hereof; and

            (b) the Purchaser is not a party to any material agreement or instrument other than this Agreement, the Collateral Agreement, the Terms Agreement, and any instruments, documents or agreements ancillary to or in furtherance thereof and the transactions contemplated thereby.

                                   ARTICLE IV

               CONDITIONS TO PURCHASER'S AND SELLER'S OBLIGATIONS

            4.1 Conditions to Purchaser's Obligations. The obligation of Purchaser to deliver the Purchase Price on the Payment Date is subject to the satisfaction of the following conditions:

            (a) the purchase by the Underwriters of the SAILS pursuant to the Terms Agreement shall have been consummated as contemplated under the Terms Agreement;

            (b) the representations and warranties of Seller contained in
Article II hereof shall be true and correct as of the Payment Date; and

            (c) the Collateral Agreement shall have been executed by Seller and Seller shall have delivered to the Collateral Agent the Collateral required to be delivered thereunder.

            4.2 Conditions to Seller's Obligations. The obligation of Seller to deliver the Collateral required to be delivered on the Payment Date pursuant to this Agreement and the Collateral Agreement is subject to the satisfaction of the following conditions:

            (a) the purchase by the Underwriters of the SAILS pursuant to the Terms Agreement shall have been consummated as contemplated under the Terms Agreement;

            (b) the representations and warranties of Purchaser contained in
Article III hereof shall be true and correct as of the Payment Date; and

            (c) the Collateral Agreement shall have been executed by Purchaser and the Collateral Agent.

                                    ARTICLE V

                                    COVENANTS

            5.1 Taxes. Seller shall pay or cause to be paid all transfer and other similar taxes, if any, imposed on the transfer and sale of the shares of Common Stock being sold or pledged by Seller, and any and all documentary, stamp, transfer or similar taxes and charges that may be payable in respect of the entry into this Agreement and the transfer and delivery of any

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other Contract Property, cash, securities or other property pursuant hereto, it being understood that Purchaser or the SAILS Issuer will pay any stock transfer taxes payable on the delivery of any Common Stock, Marketable Equity Securities or Transferable Exchangeable Securities by Purchaser to the SAILS Issuer or by the SAILS Issuer to the holders of the SAILS.

            5.2 Forward Purchase Contract. Each of Purchaser and Seller hereby agrees, to the extent relevant for all U.S. federal income tax purposes, except as required by law, that:

            (a) it will treat this Agreement in its entirety as a forward purchase contract for the delivery of the Contract Property on the Exchange Date (including as a result of acceleration or otherwise) (the "Forward Purchase Contract Characterization"), under the terms of which contract (i) at the time of issuance of the SAILS Purchaser deposits irrevocably with Seller a fixed amount of cash equal to the Purchase Price to assure the fulfillment of Purchaser's purchase obligation described in clause (ii) below, which deposit will unconditionally and irrevocably be applied at the Exchange Date to satisfy such obligation and (ii) at the Exchange Date such cash deposit unconditionally and irrevocably will be applied by Seller in full satisfaction of Purchaser's obligation under the forward purchase contract, and Seller will deliver to Purchaser the Contract Property that Purchaser is entitled to receive at that time pursuant to the terms of this Agreement (subject to Seller's right to deliver cash and/or other property as provided in this Agreement in lieu of the Contract Property);

            (b) it will treat, consistent with the above characterization, amounts paid to Seller in respect of this Agreement as allocable in their entirety to the amount of the cash deposit attributable to such Agreement;

            (c) it will not treat this Agreement, any portion of this Agreement or any obligation hereunder as giving rise to any interest income or other inclusions of ordinary income (in the case of Purchaser) or as giving rise to any interest expense or other deductions of ordinary expense (in the case of Seller);

            (d) it will not treat the delivery of any portion of the Contract Property, cash or securities to be delivered pursuant to this Agreement as the payment of interest or ordinary income; and

            (e) it will not take any action (including filing any tax return or form or taking any position in any tax proceeding) that is inconsistent with the obligations contained in clauses (a) through (d), unless such action or position is required by an applicable taxing authority or unless such action or position is required by a change in statutory law or regulation or by a judicial or other authoritative interpretation of the law enacted, promulgated or published after the date of this Agreement.

            5.3 Limitations on Trading During Certain Days. Seller hereby agrees to cause Parent and each of Parent's Affiliates of which Parent owns, directly or indirectly, fifty percent or more of the equity interests, not to buy or sell shares of Common Stock of the Company for its own account during the 60 days prior to November 15, 2008, except for (i) sales or purchases of Common Stock pursuant to the exercise of any stock options or awards or upon the exercise or conversion of any security convertible into Common Stock, provided that Parent and any such Affiliate do not resell any shares acquired upon exercise or conversion during such 60-day period, and (ii) sales or purchases of Common Stock that occur or that are deemed to occur in connection with any dividend, distribution or other event pursuant to Articles VI and VII hereof. For the avoidance of doubt, this provision shall not apply upon any acceleration of this Agreement pursuant to Section VII.

            5.4 Notices.

            (a) Promptly upon, and in any case within two Business Days of, the occurrence of any Event of Default hereunder or under the Collateral Agreement, Seller shall cause to be delivered to the Calculation Agent a notice identifying such Event of Default and stating, if known to Seller, the date on which such Event of Default occurred.

            (b) In case at any time prior to the Exchange Date Seller or Parent receives notice, or otherwise obtains knowledge, that any event requiring that an adjustment be effected pursuant to Article VI hereof shall have occurred or be pending, then Seller shall promptly, and in any case within two Business Days, cause to be delivered to the Calculation Agent a notice identifying such event and stating, if known to Seller or Parent, the date on which such event has occurred or is to occur and, if applicable, the record date relating to such event. Seller or Parent shall cause further notices to be delivered to the Calculation Agent if Seller or Parent shall subsequently receive notice, or shall otherwise obtain knowledge, of any further or revised information regarding the terms or timing of such event or any record date relating thereto. For purposes of this Agreement, "knowledge" as it relates to Seller or Parent means any director of Parent obtaining actual knowledge of any event or circumstance.

            (c) Seller shall furnish to the Calculation Agent as soon as practicable and in any event within twenty calendar days after Seller or Parent shall become aware of the occurrence of any material failure by Seller to comply with or perform any agreement or obligation contained in this Agreement or the Collateral Agreement (other than a failure with respect to which notice has already been given under (a) or (b) above), a statement of Seller describing such failure and setting forth details of such failure and the action which Seller has taken and proposes to take with respect thereto.

            5.5. Affirmative Covenant. During the term of this Agreement, Seller covenants and agrees that it will comply in all material respects with all applicable laws, rules, regulations and orders to the extent noncompliance would have a material adverse effect on the ability of the Seller to perform its obligations hereunder or under the Collateral Agreement.

            5.6 Further Assurances. From time to time on and after the date hereof through the Exchange Date (or, if later, the date on which this Agreement has been fully performed by Purchaser and Seller), each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Collateral Agreement in accordance with the terms and conditions hereof and thereof, including (i) using commercially reasonable efforts to remove any legal impediment to the consummation of such transactions and (ii) the execution and delivery of all such deeds, agreements, assignments and further instruments of transfer and conveyance reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Collateral Agreement in accordance with the terms and conditions hereof and thereof.

            5.7. Corporate Covenants. Seller covenants and agrees that, so long as any of its obligations under this Agreement remain outstanding:

            (a) it will continue to be validly existing as an exempted company in good standing under the law of Bermuda and to be a wholly owned subsidiary of Parent;

            (b) it will not engage in any activities other than (i) to own Common Stock, Marketable Equity Securities and/or other Collateral pledged pursuant to the Collateral Agreement, and, subject to the limitations under this Agreement and the Collateral Agreement, to exercise any rights available to it as a holder of such shares of Common Stock, Marketable Equity Securities and/or other Collateral, (ii) to enter into and perform all of its obligations under, and exercise any rights or remedies with respect to, this Agreement, the Collateral Agreement, the Terms Agreement and any other agreements or arrangements incidental thereto, or contemplated thereby, (iii) to transfer, remit or pay out to any of its Affiliates, by way of dividend or redemption of capital (or, subject to Section 5(f) of the Collateral Agreement, by way of loan), the Purchase Price received from Purchaser pursuant to Section 1.3(a) of this Agreement, or any other amounts that may be received in connection with the transactions contemplated by the agreements or arrangements referred to in clause (ii) above, (iv) to execute, deliver and perform its obligations under any instruments, documents or agreements ancillary to or in furtherance of any of the foregoing, (v) to engage in any lawful act or activity and to exercise any powers permitted to exempted companies organized under the laws of Bermuda that are related or incidental to and necessary, convenient or advisable for the accomplishment of the foregoing, including without limitation, (1) maintaining its corporate existence and (2) engaging and transacting with legal, taxing and other regulatory authorities in any applicable jurisdictions, (vi) to pay, and incur indebtedness in connection with, any of the foregoing, and in connection with any ordinary fees and expenses of operation, including ordinary fees and expenses of directors, accountants and counsel, and ordinary fees and expenses associated with any required filings and registrations and (vii) any other activities consented to by the Purchaser, such consent not to be unreasonably withheld;

            (c) as promptly as reasonably practicable following the execution of this Agreement, it will amend its memorandum of association to incorporate therein limitations of its corporate powers and objects substantially identical to the limitations in clause (b) above, and it will comply in all material respects with the requirements and limitations of its corporate powers and objects set forth in its memorandum of association and, except as provided in this clause (c), will not amend such requirements without the prior written consent of Purchaser;

            (d) it will at all times maintain its registered office separate and apart from that of Parent;

            (e) it will at all times hold itself out, and Parent will at all times hold Seller out, to the public (including any creditors) as a separate and distinct entity operating under

Seller's own name and Seller will act solely under its own corporate name and through its authorized officers and agents;

            (f) all customary corporate formalities regarding the corporate existence of Seller will be observed; and

            (g) except as provided in Section 1.3(d), neither Seller, on the one hand, nor STT Communications Ltd. or any of STT Communications Ltd.'s Affiliates of which STT Communications Ltd. owns, directly or indirectly, fifty percent or more of the equity interests, on the other hand, will guarantee the debts or obligations of the other, will pledge, will grant a security interest in or lien upon its assets for the benefit of the other, or will be or will hold itself out to be responsible for the debts or obligations of the other or the decisions or actions respecting the daily business and affairs of the other.

                                   ARTICLE VI

                                   ADJUSTMENTS

            6.1 Anti-Dilution Adjustments. If a Dilution Event shall occur prior to the first Trading Day preceding the Exchange Date, the Reference Property Per SAILS shall be adjusted on the effective date of the Dilution Event to include, in lieu of the units of the Reference Security affected by such Dilution Event that were part of the Reference Property Per SAILS immediately before the effective date of the Dilution Event, the number of units of the Reference Security or other security of the issuer that a holder of the Reference Security would have been entitled to receive as a result of the Dilution Event had the holder held, immediately prior to that Dilution Event, the number of units of the Reference Security that were part of the Reference Property Per SAILS immediately before the effective date of the Dilution Event.

            6.2. Adjustment for Reorganization Event. If a Reorganization Event shall occur prior to the first Trading Day preceding the Exchange Date, then:

            (a) If U.S. tax counsel retained by Seller and reasonably acceptable to the Collateral Agent shall have delivered, no later than five Trading Days prior to the effective date of the Reorganization Event, a legal opinion in form and substance satisfactory to the Collateral Agent to the effect that withholding under the Internal Revenue Code of 1986, as amended, is not required in respect of any cash, securities or other property to be received by the Collateral Agent in respect of any Reference Security as a result of such Reorganization Event,

                  (i) the Reference Property shall be adjusted on the effective date of the Reorganization Event to include, in lieu of (or in addition to, as the case may be) the units of the Reference Security affected by such Reorganization Event that were part of the Reference Property immediately before the effective date of the Reorganization Event, a number or amount of cash and/or Marketable Equity Securities equal to the product of (x) the number or amount of any cash (other than any cash required to be delivered to Purchaser pursuant to Section 7.2 following a Cash Merger) and/or Marketable Equity Securities that a holder of the Reference Security affected by such

      Reorganization Event would have been entitled to receive as a result of the Reorganization Event had the holder held, immediately prior to that Reorganization Event, the number of units of the Reference Security that were part of the Reference Property Per SAILS immediately before the effective date of the Reorganization Event, and (y) the SAILS Base Amount; and

                  (ii) where applicable, the Collateral Agent shall liquidate and turn into cash, as soon as practicable following the effective date of the Reorganization Event, all securities or other property other than cash or Marketable Equity Securities received by the Collateral Agent in respect of the Reference Securities affected by the Reorganization Event, and notify the Calculation Agent of such liquidation; and the Reference Property shall be adjusted on the date such liquidation is completed to include, in lieu of (or in addition, as the case may be) to any units of the Reference Security affected by such Reorganization Event that were part of the Reference Property immediately prior to such effective date, the amount of such cash proceeds.

            (b) If no opinion of counsel conforming to the requirements of
Section 6.2(a) is delivered by the date prescribed therein, Section 7.3(a) shall apply.

            (c) Seller shall be responsible for the fees and expenses of U.S. tax counsel retained to provide any opinion pursuant to Section 6.2(a).

            6.3. Miscellaneous Provisions Related to Dilution Events and Reorganization Events. If a Dilution Event or a Reorganization Event permits holders of Reference Securities to make an election with regard to the consideration they receive as a result of such Dilution Event or Reorganization Event, Section 6.1 or 6.2, as the case may be, will apply to such consideration as Seller elects to receive in such Dilution Event or Reorganization Event.

            6.4. Adjustment for Distribution Event. In the event of a Distribution Event:

            (a) If (i) the distribution is composed entirely of cash or (ii) the distribution includes both cash and property other than cash and Section 6.4(b)(ii) does not apply, Seller shall deliver to Purchaser on the payment date in respect of such Distribution Event, by wire transfer of Federal (immediately available same-day) funds to an account designated by Purchaser, cash in an amount equal to 70% of the product of (x) the amount of any cash distribution that a holder of the relevant Reference Security would have been entitled to receive as a result of the Distribution Event had the holder held, on the record date in respect of the Distribution Event, the number of units of such Reference Security that were part of the Reference Property Per SAILS on such record date, as determined by the Calculation Agent as of such payment date, and (y) the SAILS Base Amount. Seller's obligation to deliver cash to Purchaser pursuant to this Section 6.4(a) in respect of a Distribution Event shall be deemed satisfied to the extent of the amount of any cash distribution received directly by the Collateral Agent from the issuer of the applicable Reference Security (or such issuer's paying agent, as applicable) in respect of such Distribution Event. Where applicable, promptly following the payment date in respect of the Distribution Event, the Collateral Agent shall deliver to Seller by wire transfer of Federal (immediately available same-day) funds to an account designated by Seller, cash in an amount equal to the excess of any cash distribution received directly by the Collateral Agent as described in the preceding sentence in respect of such Distribution Event over the amount of cash required to be delivered to Purchaser by Seller in respect of such Distribution Event pursuant to this Section 6.4(a).

            (b) If the distribution includes property other than cash, then:

                  (i) If the distribution does not include any Non-Transferable Exchangeable Securities that require payment as a condition to their conversion, exercise or exchange, and U.S. tax counsel retained by Seller and reasonably acceptable to the Collateral Agent shall have delivered, no later than five Trading Days prior to the ex-dividend date in respect of the Distribution Event, a legal opinion in form and substance satisfactory to the Collateral Agent to the effect that withholding under the Internal Revenue Code of 1986, as amended, is not required in respect of any securities or other property to be received by the Collateral Agent in respect of the relevant Reference Security as a result of such Distribution Event,

                  (A) if the distribution includes Marketable Equity Securities, the Reference Property shall be adjusted on the payment date in respect of the Distribution Event to include, in addition to any units of the relevant Reference Security that were part of the Reference Property immediately prior to such payment date, the product of (x) the amount or number of any Marketable Equity Securities that a holder of the relevant Reference Security would have been entitled to receive as a result of the Distribution Event had the holder held, on the record date in respect of the Distribution Event, the number of units of the Reference Security that were part of the Reference Property Per SAILS on such record date and (y) the SAILS Base Amount;

                  (B) if the distribution includes (x) Exchangeable Securities that expire prior to the Exchange Date and that do not require payment as a condition to their conversion, exercise or exchange, or (y) Non-Transferable Exchangeable Securities that expire on or after the Exchange Date and that do not require payment as a condition to their conversion, exercise or exchange, the Collateral Agent shall convert, exercise or exchange all such Exchangeable Securities on the Trading Day immediately preceding their expiration date (in the case of Exchangeable Securities that expire prior to the Exchange Date) or on the tenth Trading Day preceding the Exchange Date (in the case of Non-Transferable Exchangeable Securities that expire on or after the Exchange Date) and notify Seller and Purchaser of such conversion, exercise or exchange, and (a) the Reference Property shall be adjusted to include, in lieu of such Exchangeable Securities, all cash and Marketable Equity Securities received in connection with such conversion, exercise or exchange on the date on which such cash and/or Marketable Equity Securities are received by the Collateral Agent, and (b) the

                        Collateral Agent shall liquidate and turn into cash all securities or other property other than cash or Marketable Equity Securities received in connection with such conversion, exercise or exchange as soon as practicable following the date on which such securities or other property are received by the Collateral Agent, and shall notify the Purchaser of such liquidation; and the Reference Property shall be adjusted on the date such liquidation is completed to include, in lieu of the relevant Exchangeable Securities, the amount of such cash proceeds.

                  (C) if the distribution includes Transferable Exchangeable Securities that expire on or after the Exchange Date and whose holders are entitled to receive, as a result of conversion, exercise or exchange, property consisting exclusively of cash and/or Marketable Equity Securities, the Reference Property shall be adjusted on the payment date in respect of the Distribution Event to include, in addition to any units of the relevant Reference Security that were part of the Reference Property immediately prior to such payment date, the amount of such Transferable Exchangeable Securities received by the Collateral Agent in respect of the Distribution Event; and

                  (D) if the distribution includes securities or other property other than Marketable Equity Securities or Exchangeable Securities, or includes (x) Transferable Exchangeable Securities that expire on or after the Exchange Date and whose holders are entitled to receive, as a result of conversion, exercise or exchange, property other than cash and Marketable Equity Securities, or (y) Transferable Exchangeable Securities that expire prior to the Exchange Date and that require payment as a condition to their conversion, exercise or exchange, the Collateral Agent shall liquidate and turn into cash, as soon as practicable following the payment date in respect of the Distribution Event, all such Transferable Exchangeable Securities, securities and other property received by the Collateral Agent in respect of the Distribution Event, and shall notify the Purchaser of such liquidation; and the Reference Property shall be adjusted on the date such liquidation is completed to include, in lieu of (or in addition to, as the case may be) any units of the relevant Reference Security that were part of the Reference Property immediately prior to such payment date, the amount of such cash proceeds; or

            (ii) If the distribution includes any Non-Transferable Exchangeable Securities that require payment as a condition to their conversion, exercise or exchange, or no opinion of counsel conforming to the requirements of Section 6.4(b)(i) is delivered by the date prescribed therein, Section 7.3(b) shall apply.

            (c) Seller shall be responsible for the fees and expenses of U.S. tax counsel retained to provide any opinion pursuant to Section 6.4(b).

            6.5. Rights Plans. The Reference Property shall include all rights issued to all holders of a Reference Security pursuant to a rights agreement or shareholder rights plan adopted by the issuer of such Reference Security for the purpose of deterring coercive takeover activities ("Anti-Takeover Rights"), regardless of whether such Anti-Takeover Rights are exercisable or have separated from such Reference Security prior to the Exchange Date.

            6.6. Miscellaneous.

            (a) Unless otherwise expressly provided therein, no adjustment, addition or substitution of Reference Property pursuant to this Article VI shall result in any adjustment to the Initial Price or the Threshold Appreciation Price.

            (b) In the event that this Article VI and/or Article VII require adjustments, additions or substitutions of Reference Property or adjustments to the Initial Price or the Threshold Appreciation Price under more than one provision in respect of the same event, the Calculation Agent shall determine the appropriate provisions and apply such provisions in good faith so as to avoid any duplicative adjustments, additions or substitutions.

            (c) Adjustments pursuant to this Article VI to the number of units of any Reference Security included in the Reference Property Per SAILS shall be calculated to the nearest 1/10,000th of the applicable unit. No adjustment to such number of units shall be required unless such adjustment would require an increase or decrease of at least one percent in the number of units of such Reference Security included in the Reference Property Per SAILS; provided, however, that any adjustments that are not required to be made because they would have required an increase or decrease of less than one percent shall be carried forward and taken into account in any subsequent adjustment pursuant to this Article VI, and such carried-forward adjustment shall be made, regardless of whether the aggregated adjustment is less than one percent, upon the Exchange Date or upon acceleration of this Agreement pursuant to Article VII.

            (d) Unless expressly provided for herein, Purchaser shall assume all customary and ordinary costs and expenses of the administration of the Collateral or incurred in connection with the liquidation, exercise or conversion of Reference Property pursuant to this Article VI, including brokerage costs, whether incurred by Purchaser, Seller or the Collateral Agent, but not including costs of enforcement or other extraordinary expenses, which shall be reimbursed by the Seller to the Purchaser or the Collateral Agent, as the case may be.

                                   ARTICLE VII

                                  ACCELERATION

            7.1. Mandatory Acceleration Upon an Event of Default. If one or more of the following events (each, an "Event of Default") shall occur:

            (a) Seller shall commence a voluntary case or other proceeding seeking a liquidation, reorganization or other relief with respect to Seller or Seller's debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of Seller or over any substantial part of Seller's property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against Seller, or shall make a general assignment for the benefit of creditors;

            (b) an involuntary case or other proceeding shall be commenced against Seller seeking liquidation, reorganization or other relief with respect to Seller or Seller's debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of Seller or over any substantial part of Seller's property; or an order for relief shall be entered against Seller under any bankruptcy, insolvency or other similar law now or hereafter in effect; or

            (c) a Collateral Event of Default shall occur;

then an "Acceleration Date" shall immediately occur and Seller shall become obligated to the extent permitted by law to deliver to Purchaser an amount of Reference Property with an aggregate Current Value (as of the Acceleration Date) equal to the Acceleration Value (as defined below), allocated on a pro rata basis among the Common Stock, securities, cash and/or other property constituting the Reference Property.

            "Acceleration Value" means an amount determined by the Calculation Agent on the basis of quotations from Independent Dealers (as defined below). Each quotation will be for an amount that would be paid to the relevant Independent Dealer in consideration of an agreement between Purchaser and such Independent Dealer that would have the effect of preserving for Purchaser the economic equivalent of the payments and deliveries that Purchaser would, but for the occurrence of the Acceleration Date, have been entitled to receive after the Acceleration Date hereunder (taking into account any adjustments to the Exchange Rate that may have been effected on or prior to the Acceleration Date). On or as soon as reasonably practicable following the Acceleration Date, the Calculation Agent will request each Independent Dealer to provide its quotation as soon as reasonably practicable, but in any event within two Business Days. The Calculation Agent shall compute the Acceleration Value upon receipt of each Independent Dealer's quotation; provided that if, at the close of business on the fourth Business Day following the Acceleration Date, the Calculation Agent shall have received quotations from fewer than five of the Independent Dealers, the Calculation Agent shall compute the Acceleration Value using the quotations, if any, it shall have received at or prior to such time. If at least four quotations are provided, the Acceleration Value will be the arithmetic mean of the quotations remaining after disregarding the highest and lowest quotations received. (For this purpose, if more than one quotation has the same highest or lowest value, then one of such quotations shall be disregarded.) If two or three quotations are provided, the Acceleration Value will be the arithmetic mean of such quotations. If one quotation is provided, the Acceleration Value will be equal to such quotation. If no quotations are provided, the Acceleration Value will be the Current Value (as of the Acceleration Date) of the Reference Property.

            "Independent Dealers" means five nationally recognized independent investment banking firms selected in good faith by the Calculation Agent; provided, however, that one of the five quotes may be requested from an affiliate of the Calculation Agent.

            As promptly as reasonably practicable after receipt of the quotations on which the Acceleration Value is based (or, as the case may be, after failure to receive any such quotations within the time period prescribed above), the Calculation Agent shall deliver to Seller and the Collateral Agent a notice specifying the amount of Reference Property required to be delivered by Seller, and (i) in the case of an Event of Default described in Section 7.1(a) or (b), such Reference Property shall be due and payable by Seller immediately upon delivery of such notice, or (ii) in the case of an Event of Default described in Section 7.1(c), Seller shall deliver such Reference Property within two Business Days after receipt of such notice. Purchaser and Seller agree that the obligations contained in this Section 7.1 are a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and Purchaser will not be entitled to recover additional damage as a consequence of loss resulting from an Event of Default.

            7.2. Mandatory Acceleration Upon Cash Merger.

            (a) Notice of Merger, Determination of Cash Consideration Percentage; Related Adjustments

                  (i) Seller shall forward or cause to be forwarded to the Calculation Agent and the Collateral Agent any written notice of a Merger received by Seller or Parent no later than the Business Day following receipt thereof.

                  (ii) If the Calculation Agent receives notice or otherwise acquires knowledge of a Merger, the Calculation Agent will determine whether the percentage of the consideration offered per share of Common Stock (the "Merger Consideration") consisting of cash (the "Cash Consideration Percentage") is 30% or higher (a "Cash Merger"). For purposes of determining whether the Cash Consideration Percentage is 30% or higher, the cash offered shall be equal to the maximum amount of cash offered per share of Common Stock in the Merger, and the Merger Consideration shall be equal to the aggregate Current Value of the cash and non-cash consideration offered per share of Common Stock in the Merger (in each case, determined as of the effective date of the Merger).

                  (iii) Any Merger Consideration other than cash shall be treated pursuant to Section 6.2(a).

            (b) Acceleration Upon Cash Merger. If the Calculation Agent reasonably determines as a result of the calculation described in clause (a)(ii) above that the Merger is a Cash Merger:

                  (i) on a Trading Day determined by the Calculation Agent, which shall be no earlier than two Trading Days and no later than five Trading Days following the receipt by holders of Common Stock of the consideration from such Cash Merger (the "Cash Merger Acceleration Date") and which shall also be a Business Day, Seller shall deliver to Purchaser an amount of cash equal to the product of (w) the Cash

      Consideration Percentage, (x) the Early Termination Rate determined pursuant to Section 7.4 as of the effective date of the Merger, (y) the Merger Consideration (determined in accordance with clause (a)(ii) above) times the number of shares of Common Stock included in the Reference Property Per SAILS at the end of the first Trading Day preceding the effective date of the Merger, and (z) the SAILS Base Amount;

                  (ii) if the Cash Consideration Percentage in respect of the Cash Merger is equal to 100%, then, upon the delivery required under clause (b)(i), Seller shall cease to have any further obligations to Purchaser under this Agreement, which shall thereupon terminate; and

                  (iii) if clause (ii) does not apply, the Initial Price and the Threshold Appreciation Price shall be adjusted by multiplying each by a percentage equal to 100% minus the Cash Consideration Percentage. The adjustments required by this clause (b)(iii) shall be in addition to any other adjustments to the Initial Price or the Threshold Appreciation Price hereunder.

            7.3. Early Termination Events. If one or more of the following events (each, a "Early Termination Event") shall occur:

            (a) a Reorganization Event shall occur and no opinion of tax counsel shall have been delivered in accordance with Section 6.2(a) prior to the date prescribed therein (in which case, an Early Termination Event shall occur on the first Trading Day preceding the effective date of such Reorganization Event);

            (b) a Distribution Event shall occur in respect of which the distribution to be made to holders of the Common Stock (or the affected Reference Securities, as the case may be) includes property other than cash, and
(i) the distribution includes any Non-Transferable Exchangeable Securities that require payment as a condition to their conversion, exercise or exchange, or
(ii) no opinion of tax counsel shall have been delivered in accordance with
Section 6.4(b)(i) prior to the date prescribed therein (in which case, an Early Termination Event shall occur on the first Trading Day preceding the ex-dividend date in respect of such Distribution Event); or

            (c) an adjustment to the composition of the Reference Property is to occur pursuant to the terms of this agreement, and the Calculation Agent determines that immediately after giving effect to such adjustment, the Reference Property would no longer include any Marketable Equity Security (in which case, if the adjustment results from a Distribution Event, an Early Termination Event shall occur on the first Trading Day preceding the ex-dividend date in respect of such Distribution Event, and if the adjustment results from a Reorganization Event, an Early Termination Event shall occur on the first Trading Day preceding the effective date of such Reorganization Event); provided, however, that this Section 7.3(c) shall not apply to a Cash Merger in respect of which the Cash Consideration Percentage is 100%.

then an "Acceleration Date" shall occur on the day on which such Early Termination Event occurs, and Seller shall become obligated to deliver to Purchaser an amount of Reference Property with an aggregate Current Value (as of the Acceleration Date) equal to the product of

(i) the Early Termination Rate determined pursuant to Section 7.4 as of the Acceleration Date, (ii) the Current Value of the Reference Property Per SAILS as of the Acceleration Date, and (iii) the SAILS Base Amount. The Reference Property to be delivered pursuant to this Section 7.3 shall be allocated on a pro rata basis among the Common Stock, securities, cash and/or other property constituting the Reference Property.

            As promptly as reasonably practicable following an Early Termination Event, the Calculation Agent shall deliver to Seller and the Collateral Agent a notice specifying the amount of Reference Property required to be delivered by Seller, and Seller shall deliver such Reference Property within two Business Days after receipt of such notice.

            Section 7.4. Early Termination Rate. The Early Termination Rate shall mean the rate determined by the Calculation Agent in accordance with the table below on the basis of (i) the date of determination, and (ii) the Current Value of one share of Common Stock (or of such amount of the relevant Reference Security as shall be included in the Reference Property Per SAILS at the time of determination) as of the date of determination. For purposes of determining the Early Termination Rate in accordance with the table below, in cases where the exact Current Value and/or the exact date of determination is not set forth on the table, the Early Termination Rate shall be determined: (i) first, if the exact Current Value is between two Current Values on the table, by straight-line interpolation between the Early Termination Rates set forth in the rows that correspond to the Current Values immediately above and below the exact Current Value, and (ii) second, if the exact determination date is between two determination dates on the table, by straight-line interpolation between the Early Termination Rates set forth in the columns that correspond to the determination dates immediately to the right and left of the exact determination date (or, if applicable, between the Early Termination Rates interpolated pursuant to clause (i) in respect of the exact Current Value for the determination dates immediately to the right and left of the exact determination date). All numbers resulting from any of the calculations hereunder will be rounded, if necessary, to the nearest one hundred-thousandth (fifth decimal place), with five one-millionths being rounded upwards.

        15-MAY-06  15-NOV-06   15-MAY-07   15-NOV-07   15-MAY-08  16-NOV-08
        ---------  ---------   ---------   ---------   ---------  ---------
$15.00   0.99109     0.99570    0.99926     1.00000     1.00000    1.00000
$17.50   0.98273     0.98929    0.99533     0.99970     1.00000    1.00000
$20.00   0.97253     0.98049    0.98883     0.99639     1.00000    1.00000
$22.50   0.96119     0.96983    0.97972     0.99031     0.99895    1.00000
$25.00   0.94942     0.95801    0.96849     0.98111     0.99512    1.00000
$27.50   0.93780     0.94577    0.95589     0.96910     0.98731    1.00000
$30.00   0.92672     0.93371    0.94276     0.95512     0.97478    1.00000
$32.50   0.91647     0.92228    0.92980     0.94025     0.95813    1.00000
$35.00   0.90716     0.91175    0.91758     0.92553     0.93910    1.00000
$37.50   0.89886     0.90228    0.90644     0.91175     0.91984    0.95093
$40.00   0.89154     0.89392    0.89655     0.89942     0.90217    0.89150
$42.50   0.88516     0.88663    0.88796     0.88879     0.88721    0.84783
$45.00   0.87963     0.88036    0.88064     0.87988     0.87534    0.84781
$47.50   0.87488     0.87500    0.87449     0.87261     0.86643    0.84779
$50.00   0.87080     0.87047    0.86938     0.86678     0.86004    0.84777
$52.50   0.86732     0.86665    0.86517     0.86220     0.85563    0.84775

$55.00   0.86436     0.86345    0.86173     0.85864     0.85268    0.84773
$57.50   0.86184     0.86077    0.85893     0.85590     0.85075    0.84772
$60.00   0.85970     0.85854    0.85668     0.85382     0.84953    0.84771
$62.50   0.85788     0.85669    0.85486     0.85224     0.84876    0.84769
$65.00   0.85635     0.85515    0.85340     0.85106     0.84828    0.84768
$67.50   0.85504     0.85387    0.85224     0.85018     0.84799    0.84767
$70.00   0.85394     0.85281    0.85130     0.84952     0.84782    0.84766
$72.50   0.85300     0.85193    0.85056     0.84903     0.84771    0.84765
$75.00   0.85221     0.85121    0.84997     0.84867     0.84765    0.84764
$77.50   0.85154     0.85060    0.84949     0.84840     0.84761    0.84764
$80.00   0.85096     0.85010    0.84911     0.84820     0.84758    0.84763
$82.50   0.85048     0.84969    0.84881     0.84805     0.84757    0.84762
$85.00   0.85006     0.84934    0.84857     0.84794     0.84756    0.84762
$87.50   0.84971     0.84905    0.84838     0.84786     0.84755    0.84761
$90.00   0.84941     0.84881    0.84822     0.84779     0.84754    0.84760

                                  ARTICLE VIII

                                  MISCELLANEOUS

            8.1 Adjustments. The Calculation Agent shall be responsible for the effectuation and calculation of any amounts or adjustments pursuant to this Agreement (other than amounts and adjustments expressly required to be effectuated or calculated by the Collateral Agent). The Calculation Agent shall effectuate and calculate such amounts or adjustments in good faith, shall furnish Seller notice of any such amounts and adjustments, and shall provide Seller an opportunity to review the calculations pertaining to any such amounts or adjustments, to the extent reasonable under the circumstances. Seller acknowledges and agrees that, in the case of calculations or adjustments to be made pursuant to Section 7.1, the Calculation Agent shall not be obligated to provide Seller such opportunity to review if, in its reasonable judgment, such review is not practicable prior to the Calculation Agent taking action pursuant to Section 7.1.

            8.2 Notices. Notices to Purchaser or the Calculation Agent shall be directed to: Credit Suisse First Boston Capital LLC, c/o Credit Suisse, New York Branch, Eleven Madison Avenue, New York, New York 10010, facsimile number: (212) 325-4585, Attention: Senior Legal Officer; notices to Seller shall be directed to: i-STT Investments (Bermuda) Ltd., Canon's Court, 22 Victoria Street, Hamilton HM12 Bermuda, facsimile number +1 (441) 292 8666, Attention: Directors, with a copy to Parent at: i-STT Investments Pte. Ltd., 51 Cuppage Road, #10 - 11/17 StarHub Centre, Singapore 229469, facsimile number +65 6720 7277,
Attention: General Counsel. Notwithstanding the foregoing, notices to a party shall be directed to such other address or facsimile number for such party as shall be specified by such party in a like notice given pursuant to this Section
8.2. All notices and other communications hereunder shall be in writing (including facsimile transmission) and shall be deemed to have been duly given if either (i) personally delivered (including delivery by courier service or by Federal Express or any other nationally recognized overnight delivery service for next day delivery) to the offices specified in the preceding sentence (in which case they shall be deemed received on the first Business Day by which delivery shall have been made to said offices); or (ii) sent by facsimile in legible form (in which case delivery shall be deemed to have been received on the date appearing on the facsimile transmission confirmation). Any notice, demand or other communication to be provided by or on behalf of a party to this Agreement shall be sent to the address of such party provided in this Section 8.2. Any failure by Seller or Purchaser or any guardian, conservator, executor, administrator or other similarly appointed person to receive any such notice, demand or communication shall in no way abrogate, invalidate or otherwise affect the validity or enforceability of the notice, demand or communication or the matters set forth therein.

            8.3 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

            8.4 Entire Agreement. Except as expressly set forth herein, this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement.

            8.5 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller, or, in the case of a waiver, by the party or parties against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            8.6 No Third Party Rights; Successors and Assigns. Except as otherwise agreed in writing, this Agreement is not intended and shall not be construed to create any rights in any person other than Seller and Purchaser and their respective successors and assigns and no person shall assert any rights as third party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party.

            8.7. Application of Bankruptcy Code. The parties hereto acknowledge and agree that: (i) the Collateral Agent is a "stockbroker" as defined in the United States Bankruptcy Code (the "Bankruptcy Code") and is acting as agent and custodian for Purchaser in connection with this Agreement, and Purchaser is a "customer" of the Collateral Agent within the meaning of the Bankruptcy Code;
(ii) each of Purchaser and the Collateral Agent is a "financial participant" within the meaning of the Bankruptcy Code, (iii) this Agreement is a "securities contract" within the meaning of the Bankruptcy Code, (iv) the remedies provided herein and in the Collateral Agreement are the remedies referred to in Sections 362(b)(6) and 555 of the Bankruptcy Code, and (v) all transfers of cash, securities or other property under or in connection with this Agreement and the Collateral Agreement are "margin payments", "settlement payments" and "transfers" under Section 546(e) of the Bankruptcy Code.

            8.8 Governing Law; Jurisdiction; Process Agent; Severability; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. For the purpose of any suit, action or proceeding arising out of or relating to this Agreement, the parties hereto hereby expressly and irrevocably consent and submit to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in the Borough of Manhattan, City and State of New York, and expressly and irrevocably waive, to the extent permitted under applicable law, any immunity from the jurisdiction thereof and any claim or defense in such suit, action or proceeding based on a claim of improper venue, forum non conveniens or any similar basis to which it might otherwise be entitled. Seller hereby agrees that service of process in any such action or proceeding brought in any such New York State court or in such federal court may be made upon CT Corporation System at its offices at 111 Eighth Avenue, New York, New York 10011 (the "Process Agent") and Seller hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO HEREBY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTY HERETO HAS RELIED, IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY DOCUMENT RELATED THERETO. EACH PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.

            IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.

PURCHASER:                                     SELLER:
CREDIT SUISSE FIRST BOSTON CAPITAL             i-STT INVESTMENTS (BERMUDA) LTD.:
LLC:

By: /s/  John Ryan                             By: /s/ Stephen Geoffrey Miller
    ---------------------                          -----------------------------
Name: John Ryan                                Name: Stephen Geoffrey Miller
Title: A.V.P. Operations                       Title: Director